Exhibit 10.1

5455 Sunset Blvd. Lexington, SC 29072 (803) 951.2265 Fax (803) 358.6900	PO Box 64 Lexington, SC 29071 www.firstcommunitysc.com

August 19, 2026

Freddie Deutsch

Via Email

Re: Acceptance of Notice of Retirement and Letter Amendment to the Employment Agreement

Dear Freddie:

On behalf of First Community Bank and First Community Corporation, I want to thank you for your many contributions to the Bank and for your willingness to work collaboratively with us on a retirement transition plan.

We acknowledge and accept your decision to retire and appreciate your commitment to helping ensure a smooth and successful transition. During our recent discussions, we worked together to develop a transition structure that recognizes your years of service while also providing the Bank continued access to your experience, relationships, and institutional knowledge through your retirement date. Consistent with those discussions, this letter confirms our mutual agreement regarding your planned retirement from First Community Bank and amends your Employment Agreement dated July 13, 2025 (the "Employment Agreement").

In recognition of your request to retire and your many contributions to the Bank, and conditioned upon and in consideration for your execution of a general release in favor of the Bank and the Company effective as of your Retirement Date, the parties agree to amend the terms of your Employment Agreement (this "Letter Amendment") as follows:

1. Retirement Date. Your employment with the Bank and service as a member of the boards of directors of the Bank and First Community Corporation will end upon your retirement effective January 15, 2027 (your “Retirement Date”). You acknowledge and agree that your notice of retirement is voluntary and that neither this Letter Amendment, nor any change in your duties during the transition period to your Retirement Date will constitute “Good Reason” under your Employment Agreement.

2. Transition Period. From the date of this letter through January 15, 2027, you will serve in an advisory role to the Bank and will make yourself reasonably available to assist with matters and questions as requested. During this period, you will no longer serve as Director of Specialty Business Lending. Your work schedule will be flexible, but you will continue to be treated as a full-time employee of the Bank.

3. Compensation and Benefits. Your current base salary and employee benefits will remain unchanged during the transition period.

4. Retention Bonus and Carve Back Payment. You will receive the first $50,000 payment of the Retention Bonus and the Carve Back amount of $100,000, as each are described in Section 3(b) of the Employment Agreement, in the time and manner described therein. The remaining two Retention Bonus payment amounts will be forfeited upon your Retirement Date.

5. 2026 Incentive Plan and Equity Grants. You will remain eligible for an incentive award under the Bank's 2026 incentive plan based on actual performance and subject to the terms of the plan. Your restricted stock grant for 2,500 shares of Company stock does not vest by its terms until January 8, 2029, and is conditioned on continuous service through such vesting date. Such restricted stock grant will remain in place through your Retirement Date in accordance with your grant documents, and all unvested shares as of your Retirement Date will be forfeited on your Retirement Date.

6. Medical Coverage. The COBRA continuation terms of Section 3(c) of the Employment Agreement are amended to provide that for eighteen (18) months following your retirement date, if you timely elect COBRA coverage, the Bank will pay the portion of the premium that the Bank would otherwise contribute toward your individual coverage, and you will be responsible for the employee portion of such premium and the cost of any spousal coverage. If you elect coverage through the health insurance marketplace rather than COBRA, the Bank will reimburse you monthly in an amount equal to the contribution the Bank would have made toward your individual COBRA coverage, but such amount will be subject to withholding.

7. Continuing Effect of Employment Agreement. Except as expressly set forth in this letter, the Employment Agreement shall remain unchanged and continue in full force and effect, including, without limitation, all restrictive covenant, confidentiality, non-solicitation, non-competition, and other post-employment obligations contained therein.

If this Letter Amendment to your Employment Agreement accurately reflects our understanding, please sign where indicated on the signature page, and return it to me at your earliest convenience. This Letter Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

Warm regards,

Ted Nissen

IN WITNESS WHEREOF, the Parties have executed this Letter Amendment as of the day and year first set forth above.

FIRST COMMUNITY BANK

By: /s/ Ted Nissen

Ted Nissen

President and CEO

FIRST COMMUNITY CORPORATION

By: /s/ Michael Crapps

Michael Crapps

President and CEO

EXECUTIVE

/s/ Freddie Deutsch

Freddie Deutsch